CERTIFICATE OF INCORPORATION WITH RESPECT TO EOS PAX I, SL


The underdesigned, Cesar Rodriguez, attorney-at-law, officiating under Oviedo's Bar Association, declares that:

1.- EOS PAX I, SL,hereinafter referred to as: "The Company"-is a company with limited liability, organised under the laws of Spain, having its registered office at calle Galeras 17, 3rd floor, Santiago de Compostela 1575, Spain, and having its offices at such place, and being registered in the Mercantile Register of Coruna, under number G-16912.

2.- according to the registration of the aforementioned Mercantile Register, the articles of association of the Company have most recently been amended by deed on the 30th March 1998, executed before D. Gabriel Baleriola Lucas civil law notary, officiating in Madrid. The articles of association have not been amended since;

3.- according to article 2 of the recent articles of association of the Company, the objects of the Company is the construction, installation and development of electrical energy production site, specially through exploitation of Wind Farms. The listed activities can be developed indirectly, total or partially, through the participation in other companies, with analogous or identical object.

4.- The company can give securities for debts of group-companies and of its shareholders.

5.- the company can hold shares / participations in, manage and finance these enterprises.

6.- according to the registration of the aforementioned Mercantile Register, the following natural persons are directors of the Company:

a) Mr. Francisco Rausell Solari, born on 16 December 1952, married, of Spanish nationality, residing at calle Padre Claret, 6, 7(0) B, Madrid.

b) Mr. Derek John Spencer, born on 29 May 1941, married, of British nationality, residing at Paseo de la Castellana, n(0) 23, Esc.1(a), 1(0) de Madrid.

c)   Mr. Albert Malcolm Harrison,  born on 15 November 1998, married, of British
     nationality,   residing  at   Rosecot,   Coton   Road,   Nether   Whitacre,
     Warwickshire, U.K.

d) Mr. Shigehito Nakamura, adult of age, married, of Japanish nationality, residing at 4-30-22, Fukuei, Ichikawa-shi, Chiba-ken, 272-0137, Japan.

e) Mr. Yoshimichi Matsuura, adult of age, of Japanish nationality, residing in Avenida Diagonal, Barcelona, Spain.

f)   Mr. Akira Amano, adult of age, of Japanish Nationality.


7.- according to the registration of the aforementioned Mercantile Register, the following natural person is managing director of the Company: Mr. Yoshimichi Matsuura.

Signed at Madrid on March 29, 1999


Fdo. Cesar Rodriguez                                     Fdo. Derek John Spencer